Exhibit 99.2

International Shipholding Corporation’s Plan of Reorganization Confirmed by Bankruptcy Court

NEW ORLEANS, La., March 6, 2017 – International Shipholding Corporation (the “Company”) completed an important step towards emergence from bankruptcy with the confirmation of its chapter 11 plan of reorganization (the “Plan”) by the U.S. Bankruptcy Court for the Southern District of New York.  Confirmation of the Plan paves the way for the Company to emerge from bankruptcy in a financially strengthened position under the new ownership of SEACOR Ocean Transport Inc., a wholly owned subsidiary of SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”).  The Plan is expected to become effective in Q2 2017 once certain government approvals and authorizations are in place.

“International Shipholding is pleased that the plan of reorganization has been confirmed and we are moving towards a successful completion,” said Company President and CEO, Erik L. Johnsen.  “The Company worked with our secured lenders, SEACOR, our labor unions, the unsecured creditors committee, and other interested parties to obtain the consensual confirmation of the plan of reorganization, and we look forward to continuing operations under the ownership of SEACOR.”

The Plan provides for, among other things, (i) the issuance of new equity in the reorganized Company to SEACOR in exchange for a $10.5 million cash infusion from SEACOR and the conversion of $18.1 million in outstanding debtor-in-possession financing claims to equity, (ii) $25 million in a new senior debt exit facility, a substantial majority of which will be used to satisfy creditor claims under the Plan, (iii) the purchase and transfer by the Company of two leased pure car/truck carrier vessels, together with the transfer of additional pure car/truck carrier vessels currently owned by the Company, to NYK Group Americas Inc. (or its nominee), (iv) the sale of certain vessels not being transferred to SEACOR, and (v) assumption of certain of the Company’s key pre-petition contracts.  The Plan also reflects a settlement reached between the unsecured creditors committee and the Company with respect to the treatment of the general unsecured claims allowed under the Plan.  As part of the settlement, in addition to substantial payments made to unsecured creditors in accordance with various court orders, a trust will be formed for the benefit of certain general unsecured creditors to be funded with $3.0 million of cash and certain causes of action.  The Plan does not provide for a distribution to the preferred or common shareholders of the Company.

With the overwhelming support of those classes of creditors entitled to vote on the Plan, the Company expects that the terms of the Plan will enable the Company to emerge from bankruptcy with a highly de-levered capital structure and new partnerships that will position it for long-term success.

Additional information about the Company’s restructuring and the Plan may be obtained by visiting https://cases.primeclerk.com/ish.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events.  These forward-looking statements are subject to various risks and uncertainties many of which may be outside the Company’s control, including the outcome and timing of various approvals by the Bankruptcy Court, the outcome of other matters during the Chapter 11 process, adequacy of our capital resources, current industry conditions, and other factors impacting our operations and liquidity.  The Company undertakes no obligation to publicly update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Erik L. Johnsen, President and CEO
(251) 243-9221
ELJ@intship.com

Manny Estrada, Vice President and CFO
(504) 249-6082
ESTRADMG@intship.com